EXHIBIT 99.1

LIVE NATION ENTERTAINMENT ANNOUNCES
LAUNCH OF PRIVATE NOTES OFFERING

LOS ANGELES (October 26, 2016) – Live Nation Entertainment, Inc. (NYSE: LYV) today announced that it intends to offer, subject to market and other conditions, $575 million in aggregate principal amount of senior notes due 2024 (the “Notes”). The Notes will be guaranteed by certain domestic subsidiaries of the company.

The company intends to use the net proceeds from the offering, together with borrowings under its amended senior secured credit facility, to repay in full borrowings under its existing senior secured credit facility, to redeem all of its outstanding 7.000% senior notes due 2020, to pay related fees and expenses and for general corporate purposes. The company expects to enter into the amended senior secured credit facility concurrently with the closing of this offering. The completion of the offering of the Notes is not conditioned upon the company’s entry into the amended senior secured credit facility.

The Notes will be offered through a private placement and will not be registered under the Securities Act of 1933, as amended, or any state securities laws. As a result, they may not be offered or sold in the United States or to any “U.S. persons” except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements
This news release contains forward-looking statements, including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, without limitation, risks related to whether the company will consummate the offering of the Notes on the expected terms, or at all, market and other general economic conditions, and the fact that the company's management will have discretion in the use of the proceeds from any sale of the Notes. The company refers you to the documents it files with the Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of its annual report on Form 10-K for the year ended December 31, 2015 and quarterly reports on Form 10-Q, and its periodic reports on Form 8-K, which contain and identify important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Investor Contact:                    Media Contact:
Maili Bergman                        Carrie Davis
(310) 867-7000                        (310) 360-3051
IR@livenation.com                    CarrieDavis@livenation.com

Information found on Live Nation Entertainment’s website is not incorporated by reference.
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